UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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TOWER BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TOWER BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 11, 2007

TO THE SHAREHOLDERS OF TOWER BANCORP, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of Tower Bancorp, Inc. will be held at 1:30 p.m., prevailing time, on Wednesday, April 11, 2007, at the Rescue Hose Company Special Events Center, 407 South Washington Street, Greencastle, Pennsylvania 17225, for the following purposes:

1.                                       To elect four (4) Class B Directors to serve for a 3-year term and until their successors are elected and qualified;

2.                                       To ratify the selection of Smith Elliott Kearns & Company, LLC, Certified Public Accountants, as the independent accountants for the corporation for the year ending December 31, 2007; and

3.                                       To transact any other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.

In accordance with the By-laws of the corporation and action of the Board of Directors, only those shareholders of record at the close of business on February 15, 2007, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

A copy of the corporation’s 10K including the Annual Report for the fiscal year ended December 31, 2006, is enclosed with this Notice.  Copies of the corporation’s Annual Report for the 2005 fiscal year may be obtained by contacting Franklin T. Klink, III, Treasurer, Tower Bancorp, Inc., P.O. Box 8, Center Square, Greencastle, Pennsylvania 17225; (717) 597-2137.

We urge you to mark, sign, date and promptly return your proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that we may assure the presence of a quorum.  The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the corporation in reducing the expense of additional proxy solicitation. Giving your proxy does not affect your right to vote in person if you attend the meeting and give written notice to the Secretary of the corporation.

By Order of the Board of Directors,

Jeff B. Shank, President

March 15, 2007
Greencastle, Pennsylvania

TOWER BANCORP, INC.

PROXY STATEMENT FOR THE ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON APRIL 11, 2007

GENERAL

Introduction, Date, Time and Place of Annual Meeting

The Board of Directors of the corporation furnishes this proxy statement for the solicitation of proxies to be voted at the Annual Meeting of Shareholders of the corporation to be held on Wednesday, April 11, 2007, at 1:30 p.m., prevailing time, at the Rescue Hose Company Special Events Center, 407 South Washington Street, Greencastle, Pennsylvania 17225, and at any adjournment or postponement of the meeting.

The corporation’s main office is located at Center Square, Greencastle, Pennsylvania 17225.  The corporation’s telephone number is (717) 597-2137.  The corporation is the holding company for its wholly-owned subsidiary, The First National Bank of Greencastle.  All inquiries regarding the annual meeting should be directed to Jeff B. Shank, President of the corporation and the bank.

Solicitation and Voting of Proxies

We are mailing this proxy statement and the enclosed form of proxy to shareholders of the corporation on or about March 15, 2007. Proxy holders will vote shares represented by proxies on the accompanying proxy, if properly signed and returned, in accordance with the specifications made on the proxies by the shareholders. Any proxy not specifying to the contrary will be voted:

•                  For the election of the nominees for director identified in this proxy statement;

•                  For the ratification of the selection of Smith Elliott Kearns & Company, LLC as the independent accountants for the corporation for the year ending December 31, 2007; and

•                  In accordance with the recommendations of the Board of Directors for any other business that may properly come before the annual meeting and any adjournment or postponement of the meeting.

The execution and return of the enclosed proxy will not affect a shareholder’s right to attend the annual meeting and vote in person, after giving written notice to the Secretary of the corporation.  A shareholder who returns a proxy may revoke it at any time before it is voted by delivering written notice of revocation to John H. McDowell, Sr., Secretary of Tower Bancorp, Inc., P.O. Box 8, Greencastle, Pennsylvania 17225.

The corporation will bear the cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material that the corporation may furnish shareholders in connection with the annual meeting.  In addition to the use of the mail, directors, officers and employees of the corporation and of the bank may, without additional compensation, solicit proxies personally, by telephone, telecopier or other electronic means. The corporation will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by those persons. Upon request, the corporation will reimburse them for their reasonable forwarding expenses.

Revocability of Proxy

A shareholder who returns a proxy may revoke the proxy at any time before it is voted only:

•                  By giving written notice of revocation to John H. McDowell, Sr., Secretary of Tower Bancorp, Inc.,  P.O. Box 8, Greencastle, Pennsylvania 17225;

•                  By executing a later-dated proxy and giving written notice thereof to the Secretary of the corporation; or

•                  By voting in person after giving written notice to the Secretary of the corporation.

Record Date, Voting Securities, and Quorum

The record date for the annual meeting is February 15, 2007.  At the close of business on February 15, 2007, the corporation had 2,358,630 shares of common stock outstanding, the only issued and outstanding class of stock.  Only holders of common stock of record at the close of business on February 15, 2007, are entitled to notice of and to vote at the annual meeting.  The corporation is also authorized to issue 500,000 shares of preferred stock, none of which have been issued.  On all matters to come before the annual meeting, each share of common stock is entitled to one vote.  Cumulative voting rights do not exist with respect to the election of directors.

Pennsylvania law and the By-laws of the corporation require the presence of a quorum for each matter to be acted upon at the annual meeting.  The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the annual meeting.  Votes withheld and abstentions will be counted in determining the presence of a quorum.  Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

Assuming the presence of a quorum, the four nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for the nominee.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the meeting is required for ratification of the selection of the independent auditors.  Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, do not count either for or against ratification.  Abstentions and broker non-votes, however, have the practical effect of reducing the number of affirmative votes required to achieve a majority for each matter by reducing the total number of shares voted from which the required majority is calculated.

PRINCIPAL BENEFICIAL OWNERS OF THE CORPORATION’S STOCK

Principal Holders

To the best of our knowledge, no persons or entities, owned of record or beneficially, on February 15, 2007, more than 5% of the corporation’s outstanding common stock.

Beneficial Ownership by Officers, Directors and Nominees

The following table sets forth, as of February 15, 2007, and from information supplied by the respective persons, the amount and the percentage, if over 1%, of the common stock of the corporation beneficially owned by each director, each nominee for director and all officers and directors of the corporation as a group.  Unless otherwise noted, shares are held directly by the respective individual. The shares beneficially owned include stock dividends paid by the corporation.

The securities “Beneficially Owned” by an individual are determined in accordance with the definition of “Beneficial Ownership” set forth in the general rules and regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after February 15, 2007.  Beneficial ownership may be disclaimed as to certain of the securities.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership		Percent of Class(10)
Class A Directors
(to serve until 2009)
Mark E. Gayman	4,436	(1)	—
James H. Craig, Jr.	12,173	(2)	—
Harry D. Johnston	22,303	(3)	—

Class B Directors and Nominees
(to serve until 2010)
Jeff B. Shank	28,302	(4)	1.18%
Frederic M. Frederick	3,844	(5)	—
Lois E. Easton	13,303	(6)
Terry L. Randall	56,055	(7)	2.34%

Class C Directors
(to serve until 2008)
Kermit G. Hicks	35,002	(8)	1.46%
Robert L. Pensinger	13,603	(9)	—
Patricia A. Carbaugh	467		—

Named Executive Officers
Franklin T. Klink, III	4,787		—
John H. McDowell, Sr.	16,343		—
All Officers, Directors and Nominees as a Group (13 persons)	227,120		9.49%

(1)                                  Includes 514 shares held by Mr. Gayman’s spouse and 372 shares held by each of his two children. Shares and percent include 2,132 shares subject to vested options.

(2)                                  Shares and percent include 6,567 shares subject to vested options.

(3)                                  Shares include 13,640 shares held individually by Mr. Johnston’s spouse and 8,663 shares held jointly with his child.

(4)                                  Includes 15,352 shares held jointly with his spouse, and 12,450 shares held by the ESOP that are allocated to Mr. Shank’s account and over which he exercises investment control.  Shares and percent include 500 shares subject to vested options.

(5)                                  Includes 1,412 shares held jointly with his spouse and 100 shares held by each of his three children.  Shares and percent include 2,132 shares subject to vested options.

(6)                                  Includes 310 shares held by Ms. Easton’s spouse.  Shares and percent include 6,567 shares subject to vested options.

(7)                                  Includes 1,086 shares held jointly with spouse and 54,969 shares held in the H.B. Mellott Estate, Inc.

(8)                                  Includes 8,252 shares held by Mr. Hicks’ spouse and 792 shares held in the Hicks Chevrolet, Inc. Profit Sharing Plan.  Shares and percent include 6,567 shares subject to vested options.

(9)                                  Includes 2,792 shares held jointly with Mr. Pensinger’s spouse. Shares and percent include 6,567 shares subject to vested options.

(10)                            The percent of class assumes all outstanding options issued to the directors and officers have been exercised and, therefore, on a pro forma basis, 2,392,438 shares of common stock outstanding.

ELECTION OF DIRECTORS

Shareholders will elect four (4) Class B Directors at the annual meeting.  The nominees for Class B Directors are Jeff B. Shank, Frederic M. Frederick, Lois E. Easton and Terry L. Randall.  The directors will serve for a 3-year term and until their successors are elected and qualified.  Unless otherwise instructed, the proxyholders will vote the proxies received by them for the election of the nominees. If the nominees should become unavailable for any reason, proxyholders will vote proxies in favor of substitute nominees, as the Board of Directors of the corporation shall determine.  The Board of Directors has no reason to believe the nominees will be unable to serve if elected.  Any vacancy occurring on the Board of Directors of the corporation, for any reason, may be filled by a majority of the directors then in office until the expiration of term of the vacancy.

In addition, cumulative voting does not exist for the election of directors.  Each share of common stock is entitled to cast one vote for each nominee.  For example, if a shareholder owns ten shares of common stock, he or she may cast up to ten votes for each of the four directors in the class to be elected.

INFORMATION AS TO NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

The following table contains certain information, as of February 15, 2007, with respect to current directors, nominees for director and certain officers of the corporation.

Name	Age	Principal Occupation for Past Five Years and Position Held with the Corporation and the Bank	Director Since Corp/Bank
Class A Directors - Term Expires 2009
Mark E. Gayman	54	Owner - Gaymere Farms	2003/2003
James H. Craig, Jr.	73	Retired Dentist	1990/1990
Harry D. Johnston	70	Physician	2006/2006

Class B Directors - Term Expires 2007 and Nominees for Class B Directors
Jeff B. Shank	51	President of the Corporation and the Bank	1992/1992
Frederic M. Frederick	50	Partner in engineering firm of Frederick, Seibert & Associates, Inc.	2002/2002
Lois E. Easton	71	Retired Marketing Manager of the Bank	1996/1996
Terry L. Randall	59	Vice Chairman; President/CEO of Mellott Enterprises, Inc.	2006/2006

Class C Directors — Term Expires 2008
Kermit G. Hicks	71	Chairman of the Board, Hicks Chevrolet, Inc.	1983/1969
Robert L. Pensinger	73	Vice Chairman of the Board, Retired Insurance Agent for State Farm	1987/1987
Patricia A. Carbaugh	63	Administrative Assistant John L. Grove Medical Ctr.	2006/2006

GOVERNANCE OF THE COMPANY

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity.  The Board has adopted and adheres to corporate governance practices which the Board and senior management believe promote this purpose, are sound and represent best practices.  We continually review these governance practices, Pennsylvania law (the state in which we are incorporated) and SEC regulations, as well as best practices suggested by recognized governance authorities.

Independent Directors

During 2006, all members of the board of directors were independent, with the exception of Mr. Shank, in accordance with the independence standards of the NASDAQ Stock Market.  In determining the directors’ independence, the board of directors considered loan transactions between the bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom they are associated.

The table below includes a description of other categories or types of transactions, relationships or arrangements considered by the board (in addition to those listed above) in reaching its determination that the directors are independent.

Name	Independent	Other Transactions/Relationships/Arrangements
Ms. Carbaugh	Yes	None
Mr. Craig	Yes	None
Ms. Easton	Yes	None
Mr. Frederick	Yes	None
Mr. Gayman	Yes	None
Mr. Hicks	Yes	None
Mr. Johnston	Yes	None
Mr. Pensinger	Yes	None
Mr. Randall	Yes	None

In each case, the board determined that none of the transactions above impaired the independence of the director.  For more information, please refer to “Certain Transactions” below.

Code of Ethics

Since 1986, we have had a Code of Ethics.  In 2005, as required by law and regulation, we amended our Code of Ethics.  Our Codes of Ethics are applicable to our directors, officers and employees.  The Code of Ethics encourages individuals to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.  The Board periodically receives reports on our compliance program. The Code of Ethics is posted on our website at www.fnbgc.com under the “About Us” tab.

Shareholder Communications

The Board of Directors does not have a formal process for shareholders to send communications to the board.  Due to the infrequency of shareholder communications to the Board of Directors, the Board does not believe that a formal process is necessary.  Written communications received by the corporation from shareholders are shared with the full board no later than the next regularly scheduled board meeting.

Meetings and Committees of the Board of Directors

Mr. Gayman, Mr. Craig, Mr. Shank, Mr. Frederick, Mrs. Easton, Mr. Hicks and Mr. Pensinger are members of each committee of the bank, except the Audit and Compensation Committees.  The directors of the corporation are also directors of the bank.  Committee members receive no fee for attendance at committee meetings.  To date, except for the Compensation Committee, none of the committees have designated a Chairman.

During 2006, the directors of the corporation held 13 meetings and the directors of the bank held 30 board meetings.  Each of the directors attended at least 75% of the combined total number of meetings of the Board of Directors and of the committees.

Executive Committee: This committee consists of the Chairman of the Board, Vice-Chairman, President and Chief Executive Officer and Executive Vice President of the corporation.  This committee meets when necessary, at the request of the Chairman, Vice-Chairman or President of the corporation to discuss and prepare recommendations on various business matters prior to the regular Board of Directors meeting.

Audit Committee: The Audit Committee, of which directors Craig, Easton, Gayman, Hicks, and Pensinger are members, held seven (7) meetings during fiscal year 2006.  The members of the Audit Committee are all independent under NASDAQ independence standards.  The Audit Committee oversees the accounting and tax functions of the corporation, recommends to the Board the engagement of independent accountants for the year, reviews with management and the accountants the plan and scope of the audit engagement, reviews the annual financial statements of the corporation and any recommended changes or modifications to control procedures and accounting practices and policies, and monitors with management and the accountants the corporation’s system of internal controls and its accounting and reporting practices.  The Audit Committee has adopted a charter which is attached to this proxy statement as Appendix A.

We have no ‘audit committee financial expert.’  We believe the cost to retain a financial expert at this time is prohibitive.  However, the Board of Directors believes that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the committee.  The committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.

Compensation Committee:  On December 13, 2006, the corporation’s board of directors established the Compensation Committee.  Prior to its creation, the entire board of directors functioned as the Compensation Committee.  The Compensation Committee, of which directors Messrs. Frederick, Hicks, Pensinger, and Randall are members, held two (2) meetings during fiscal year 2006.  The members of the Compensation Committee are all independent under NASDAQ independence standards.  The Compensation Committee’s duties include evaluating the Chief Executive Officer’s performance in light of goals and objectives and setting the Chief Executive Officer’s compensation levels based on its evaluation.  The Compensation Committee reviews and makes recommendations to the Board from time to time regarding the corporation’s compensation programs and benefits programs for executive personnel.

The agenda for the compensation committee meetings is determined by the Chairman of the Board who chairs the compensation committee.  The compensation committee is charged with determining and recommending to the full Board of Directors the compensation for the Named Executive Officers and the members of the Board of Directors and for reviewing the suggested compensation for all employees.  The compensation committee delegates to the President and Chief Executive Officer the responsibility of conducting annual reviews for the other executive officers and determining appropriate levels of compensation for all employees, excluding him.  The compensation committee first reviews the recommended levels of compensation and approves the levels for presentation to the full Board of Directors.  The Board of Directors then advises the Chief Executive Officer on compensation matters, determines the compensation of the Chief Executive Officer, reviews and takes action on the recommendation of the Chief Executive Officer as to the appropriate compensation of other officers and key personnel and approves the grants of bonuses to officers and key personnel.

The President and Chief Executive Officer does not recommend the level of director compensation.  The level of director compensation was determined by reviewing the compensation reported in similarly situated financial institution’s annual materials.

The company engaged L.R. Webber Associates as consultants to assist in establishing compensation for executives and non-executives.  The result of their work is expected in 2007.

The Compensation Committee has adopted a charter which is attached to this proxy statement as Appendix B.

Nominations: The corporation does not have a standing nominating committee.  The Board of Directors performs the duties typically associated with the nominating committee.  A shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the President of the corporation in accordance with Section 10.1 of the corporation’s by-laws.  Any shareholder who intends to nominate any candidate for election to the Board of Directors must notify the Secretary of the corporation in writing not less than 45 days prior to the date of any meeting of shareholders called for the election of directors. The Board does not have a policy for considering director candidates recommended by shareholders due to the infrequency of nominations, but its policy is to give due consideration to any and all candidates.  The Board does not have any specific minimum qualifications for consideration for candidates.

Annual Meeting Attendance

The corporation has no specific policy requiring directors to attend the Annual Meeting of Shareholders. All members of the Board of Directors were present at the 2006 Annual Meeting of Shareholders and are expected to attend the 2007 Annual Meeting of Shareholders.

EXECUTIVE COMPENSATION

The table below reflects information concerning the annual compensation for services in all capacities to the corporation for the fiscal years ended December 31, 2006 of those persons who were, as of December 31, 2006:

•	the Chief Executive Officer, Chief Financial Officer,
•	the three most highly compensated Executive Officers of the corporation to the extent that the person’s total compensation exceeded $100,000; and
•	two additional individuals who would have been among the three highest paid other executive officers had they been serving as an executive officer at December 31, 2006.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)		(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non- Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(5)		Total ($)
Jeff B. Shank President/CEO	2006	$160,000	$21,924	$895	$31,250	—	$20,627	(6)	$29,503		$264,199
John H. McDowell, Sr. Executive Vice President	2006	$118,000	$15,051	$895	$24,973	—	—		$22,387		$181,306
Franklin T. Klink, III Chief Financial Officer	2006	$91,000	$10,144	—	$6,232	—	—		$13,937		$121,313
John Duffey Executive Vice President	2006	$51,707	—	—	—	—	$147,697	(7)	$259,799	(8)	$459,203
Margaret Kobel Senior Vice President	2006	$30,586	—	—	—	—	—		$66,807	(9)	$97,393

(1)             The amounts shown represent the base salary.  The amounts for 2006 include deferred salary of $5,700 for Mr. Shank and $945 for Mr. McDowell.

(2)             Represents the aggregate yearly total for quarterly cash awards.

(3)             The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) for awards under the Employee Service Award Program.

(4)             The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) under the Annual Performance Award Program.

(5)             The amount includes for Mr. Shank, $16,766 contribution to Profit Sharing Plan, and $10,479 contribution to ESOP; for Mr. McDowell $12,579 contribution to Profit Sharing Plan.

(6)             The amount reflects the aggregate actuarial increase in the present value of the Named Executive Officer’s benefits under Mr. Shank’s Supplemental Executive Retirement Plan.

(7)             The amount reflects the increase to Mr. Duffey’s deferred compensation.

(8)             The amount includes a change of control payout of $256,510.

(9)             The amount includes a change of control payout of $65,997.

Quarterly Cash Award

The quarterly cash award is tied to corporate performance and is granted to all full time employees.  The quarterly cash award is made at the discretion of the Board of Directors.  It is designed to supplement base salary and align all full time employees’ interests with those of shareholders.  When corporate performance is low, the quarterly cash award will be low.  When performance is high, the award increases.

Insurance Plans

The core insurance package includes health, dental, vision, disability and group life insurance coverage.  In general, executives participate in these benefits on the same basis as non-executive employees.

Annual Performance Award

The annual performance award is designed to attract and retain executives, and to strengthen the link between compensation and increased returns for the shareholders, specifically return on average tangible equity.  Awards granted to individual executives are at the discretion of the Board of Directors and may be made annually under the corporation’s Stock Option Plan for Officers.  The number of options awarded is determined by the corporation’s return on average tangible equity and a percentage of the award set by the Board of Directors.  An individual’s award is approved in January based on the previous year’s performance as of December 31.  The options are issued with an exercise price of one dollar, are vested on the grant date and have no expiration date.

Grants of Plan-Based Awards Table

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price Option Awards ($/Sh) (#)	Grant Date Fair Value of Stock and Option Awards
Jeff B. Shank	December 2, 2006	20	—	—	$895
	January 11, 2006	—	677	$1	$31,250
Franklin T. Klink, III	January 11, 2006	—	135	$1	$6,232

John H. McDowell, Sr.	December 2, 2006	20	—	—	$895
	January 11, 2006	—	541	$1	$24,973

Outstanding Equity Awards at December 31, 2006

There were no unexercised options, unvested stock and equity incentive plan awards for the Named Executive Officers at December 31, 2006:

Deferred Compensation Plan

The bank maintains a non-qualified deferred compensation plan for certain executives and officers.  Currently, only Messrs. Shank and McDowell participate in the plan.  The participants remain in the plan regardless of their employment status with the corporation.  During 2006, the plan was closed to new participants and changes in the amount of compensation permitted to be deferred.  The CEO and EVP participate in the plan.  The plan pays ten percent on plan balances.  The plan is intended to provide supplemental retirement benefits to enable the corporation to attract and retain officers.

Nonqualified Deferred Compensation Table

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

Jeff B. Shank	$5,700	—	$20,488	0	$225,369
Franklin T. Klink, III	0	—	—	—	—
John H. McDowell, Sr.	$945	—	$9,294	0	$102,232
John Duffey	0	—	—	—	—
Margaret Kobel	0	—	—	—	—

Option Exercises and Stock Vested Table

Securities Authorized for Issuance Under Equity Compensation Plans

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Securities Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeff B. Shank President/CEO	677	$30,094	20	$895

Franklin T. Klink, III Chief Financial Officer	135	$6,143	—	—

John H. McDowell, Sr. Executive Vice President	541	$23,709	20	$895

The following table discloses the number of outstanding options, warrants and rights granted by the corporation to participants in equity compensation plans, not approved by shareholders, as well as the number of securities remaining available for future issuance under these plans.

Equity Compensation Plans

	(A) (#)	(B) ($)	(C) (#)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (A)
Non-Qualified Stock Option Plan	0	N/A	37,965
Stock Option Plan for Outside Directors	32,674	$32.00	58,709

The First National Bank of Greencastle is the wholly-owned operating subsidiary of Tower Bancorp, Inc.  As such, our benefit plans are principally organized at the bank level, as described below.

Pension Benefits Table

The following table summarizes the present value of accumulated benefits payable to Mr. Shank under his Supplemental Executive Retirement Plan during 2006.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Jeff B. Shank President/CEO	Supplemental Executive Retirement Plan	N/A	$274,082	$0

Supplemental Executive Retirement Plan

In 2002, the corporation implemented a Supplemental Executive Retirement Plan (“SERP”), a non-qualifying plan, covering Jeff B. Shank.  The SERP provides for salary continuation in certain circumstances.  The plan is intended to provide supplemental retirement benefits to enable the corporation to attract and retain executives, and is a defined benefit plan.

If a change of control of the corporation occurs or Mr. Shank terminates his employment on or after the retirement age of 65, the bank will pay Mr. Shank $75,000 per year.  The benefit will be paid monthly, commencing on the first day of the month following Mr. Shank’s 65th birthday and continuing for 20 years.

If no change of control has occurred and Mr. Shank’s employment is terminated before the retirement age of 65 due to voluntary termination by Mr. Shank, non-renewal of his employment agreement, or for reasons other than cause, the bank pays Mr. Shank an accrued amount of benefit, as of the date of termination. This benefit is paid monthly, commencing on the first day of the month following Mr. Shank’s 65th birthday and continuing for 20 years.

If Mr. Shank dies while he is actively employed at the bank, his beneficiary receives a scheduled death benefit equal to the amount of his retirement benefit.  If Mr. Shank dies after reaching age 65, his beneficiary receives the remainder of his scheduled retirement benefits.

If the bank terminates Mr. Shank’s employment for cause, he forfeits the benefits provided under the SERP.  In addition, if Mr. Shank violates the restrictive covenant contained in the SERP, he forfeits his right to any further benefits under the SERP.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

In December 2006, the corporation established a compensation committee which consists of non-employee directors.  Prior to December, the full Board of Directors acted as the compensation committee.  The agenda for the compensation committee meetings is determined by the Chairman of the Board who chairs the compensation committee.

Compensation and Benefits Philosophy

The compensation and benefits programs for the corporation’s executives are designed with the goal of providing compensation that is fair, reasonable and competitive.  The programs are intended to help the corporation recruit and retain qualified executives, and provide rewards that are linked to performance while also aligning the interests of executives with those of the corporation’s shareholders.

The design of specific programs is based on the following guiding principles:

Performance

The corporation believes that the best way to accomplish alignment of compensation with the interest of the shareholders is to link pay directly to individual and corporation performance.  When performance exceeds expectations, pay levels are expected to be above the competitive median.

Competitiveness

Compensation and benefits programs are designed to be competitive with those provided by companies with whom we compete for talent, specifically other financial institutions.  In general, programs are considered competitive when they are at median levels as measured against these competitor companies.

Benefit programs are designed to provide competitive levels of protection and financial security.  Basic benefit programs are not based on performance.  Bonus and incentive programs are tied to the corporation’s performance to motivate the named executive officer to meet the corporation’s performance goals and to reward the named executive officer when such goal is met.

Cost

Compensation and benefit programs are designed to be cost-effective and affordable, ensuring that the interests of the shareholders are considered.  They are also designed to place a portion of the named executive officer’s compensation at risk whereby the named executive officer will only receive incentive compensation when specific corporation goals are met.

Comparator Group

The relevant comparator group for compensation and benefits programs consists of financial institutions of like asset size and geographically located that the corporation competes for the same talent. Salary and benefit information is gathered from proxies of financial institutions and salary surveys.

Internal Equity

The guiding principles described above are the same principles that govern the design of the compensation and benefit plans provided to the corporation’s non-executive workforce.  The corporation believes that this alignment of philosophy is an important element in creating an environment of trust and teamwork that further the long-term interests of the corporation and the shareholders.

Components of Total Compensation

The corporation’s executive compensation and benefits package consists of direct compensation and corporation-sponsored benefit plans, including base salary, bonuses, health and welfare benefits, retirement plans, and stock option plans.  Each component is designed to contribute to a total package that is competitive, appropriately performance-based, valued by the corporation’s executives and aligns their interest with those of the shareholders.

Direct Compensation

Direct compensation consists of base salary, a quarterly cash award and an annual performance award.  All elements of direct compensation are linked to performance, either individual or corporation.  By creating these links, the corporation seeks to achieve its objective of performance-based, cost-effective compensation programs.

Base Salary

Base salary is designed to attract and retain experienced executives who can manage the corporation and achieve the corporation’s business goals.  Base salaries are generally targeted at the median of the competitive market.  The base salary for each named executive officer is determined based upon experience, expected personal performance, salary levels in effect for comparable positions with and without the industry, internal base salary comparability considerations and the responsibilities assumed by the named executive officer.  While an executive’s initial salary is determined by an assessment of competitive market levels, the major factor in determining base salary increases is individual performance.  Executives who are new to a role may have base salaries below the market median; similarly, executives who have significant experience and have demonstrated sustained superior performance over time may have salaries above the market median.  The corporation usually grants annual increases to executives as well as increases needed to reflect changes in role, responsibility and the market competitive environment.  Although insurance benefits and retirement benefits are not taken into account when determining base salary, a named executive officer’s ability to participate in the Stock Option Plan is considered when determining the level of base salary.

Quarterly Cash Award

The quarterly cash award is tied to the corporation’s performance and is granted to all full time employees.  The quarterly cash award is made at the discretion of the Board of Directors.  The Board of Directors determines whether the performance of the corporation was such that all employees should be awarded.  It is designed to supplement base salary and align all full time employees’ interest with those of shareholders by linking the corporation’s performance to the cash award.  As all employees are eligible for the quarterly cash award, the quarterly cash award is not taken into consideration when base salary is determined.

Stock Option Plan

The stock option plan is designed to enhance the link between the creation of shareholder value and the corporation’s incentive compensation and provide an opportunity for increased equity ownership by the named executive officer.  Options under the plan are awarded as an annual performance award determined at the discretion of the Board which uses the corporation’s return on average tangible equity.  The intent of the plan is to attract and retain executives, and to strengthen the link between compensation and increased returns for the shareholders, specifically return on average tangible equity. The awards are designed to provide each named executive officer with a significant incentive to manage the corporation from the perspective of an owner with an equity stake.  An individual’s award is approved in January based on the previous year’s performance as of December 31.  The options are issued with an exercise price of one dollar, are vested on the grant date and have no expiration date.  The awards are not tied to the release of any information.

Corporation-Sponsored Benefit Plans

The bank provides health and welfare and retirement benefit plans to executives.  The benefits package is designed to assist the named executive officers in providing for their own financial security in a manner that recognized individual needs and preferences.

Insurance Plans

Group health, dental, vision, disability and group life insurance coverage are available to all eligible employees, including the named executive officers.  Such plans are standard in the industry and in the geographic area for all industries, as well as necessary to compete for talented employees at all levels of the corporation.  In general, the named executive officers participate in these benefits on the same basis as non-executive employees. Health and welfare plans are not tied to corporation or individual performance.  The costs of providing such benefits to all eligible employees is not taken into account when determining specific salaries of the named executives officers and is seen as a cost of doing business which will help keep the employee productive and engaged.

Retirement Plans

We currently provide retirement plans to our employees to provide long term financial security.  The retirement plans are designed to assist our employees in providing for their own financial security in a manner that recognizes individual needs and preferences.  The corporation provides retirement benefits through a combination of qualified and non-qualified plans (as defined under the Internal Revenue Code).

Profit Sharing/401K

We believe that it is essential for employees to save for retirement and as such have provided all employees a vehicle through which to contribute to their financial security in retirement.  The corporation maintains a profit sharing/401(k) plan which has a combined tax qualified savings feature and profit sharing feature.  The profit sharing/401(k) plan provides benefits to employees who have completed at least one year of services and are at least 21 years of age.  The corporation makes a contribution to the plan for each employee of 3% of their respective eligible compensation.  The corporation may make a discretionary contribution annually to the plan based upon the corporation’s performance, specifically return on average tangible equity.  The discretionary contribution is designed to award employees for helping the corporation achieve its performance goals.  Contributions are expressed as a percentage of base salary and quarterly bonus awards and named executive officers receive the same percentage of salary as all other employees.   Contributions to the profit sharing/401(k) are not taken into consideration when determining other levels of compensation.

Employee Stock Ownership Plan

To align the interests of the shareholders with the interests of the named executive officers, and other employees, the corporation offers an employee stock ownership plan.  The employee stock ownership plan provides an opportunity for increased equity ownership by the Named Executive Officers.  Contributions to the plan are based on corporate performance as a percentage of equity and are computed as a percentage of the participants’ total earnings. The payment of benefits to participants is made at death, disability, termination or retirement.

Supplemental Insurance Plan

In an effort to offer certain named executive officers an additional method of saving for retirement and to account for some of the limitations with traditional pension plans, the corporation maintains a non-qualified deferred compensation plan in which the named executive officers are eligible to participate.  The participants may remain in the plan regardless of their employment status with the corporation.  During 2006, the plan was closed to new participants and amended to reflect changes in the amount of compensation permitted to be deferred.  The Chief Executive Officer and Executive Vice President currently participate in the plan.  The plan pays ten percent interest on plan balances and is intended to provide supplemental retirement benefits to enable the corporation to attract and retain officers.

Supplemental Executive Retirement Plan

In 2002, the corporation implemented a supplemental executive retirement plan, a non-qualifying plan, covering the Chief Executive Officer to provide for salary continuation in certain circumstances.  The plan is intended to provide supplemental retirement benefits to enable the corporation to attract and retain executives, and is a defined benefit plan.  It makes certain payments upon retirement, death, and disability.  However, if the Chief Executive’s employment is terminated for cause, he forfeits all benefits.  In addition, if he violates the restrictive covenant contained in the supplemental executive retirement plan, he forfeits his right to any further benefits.  The supplemental executive retirement plan encourages longevity and discourages competition after employment is terminated for any reason.

Change of Control Agreements

The Corporation has entered into change of control agreements with certain named executive officers.  The agreements are intended to attract and retain executives. In the event that the corporation and the bank undergo a change of control, as defined in the agreements, the agreements provide that certain severance benefits will be paid to each Named Executive Officer. The benefits were granted in order to recognize their past and present service and to provide incentive for their continued valued service.

Group Term Replacement Plan and Executive Bonus Plan

Named executive officers also participate in the corporation’s Group Term Replacement Plan which consists of split-dollar insurance plans whereby the corporation splits insurance proceeds from the death of the named executive officer with the named executive officer’s beneficiary.  The executive bonus plan was established to encourage the executive to remain in the employ of the corporation.  These types of plans are widely available in the financial services industry because the corporation will recover its plan costs upon the death of the named executive officer.  This benefit provides further incentive for longevity with the corporation.

Perquisites

The corporation provides a corporation-owned vehicle to the Chief Executive Officer and the Executive Vice President as their position requires travel offsite frequently for bank business.  The provision of a corporation vehicle is viewed as a normal benefit in the highly competitive financial services industry.

The Role of the Executive Officers in Setting Compensation

The compensation committee delegates to the President and Chief Executive Officer the responsibility of conducting annual reviews for the other executive officers.  The President and Chief Executive Officer proposes increases based on his subjective analysis of the individual’s contribution to the corporation’s strategic goals and objectives. In determining whether strategic goals have been achieved, the President and Chief Executive Officer considers numerous factors, including the following:  the corporation’s performance as measured by earnings, return on assets, return on equity, asset and liability quality, and audit findings. Although the President and Chief Executive Officer measures the performance and increases in compensation in light of these factors, no direct correlation exists between any specific criterion and the employees’ compensation. The President and Chief Executive Officer makes a subjective determination after review of all relevant information, including the above.

The President and Chief Executive Officer does not set or participate in the determination process of his annual base salary.

The compensation committee first reviews the recommended levels of compensation and approves the levels for presentation to the full Board of Directors.  The Board of Directors then advises the Chief Executive Officer on compensation matters, determines the compensation of the Chief Executive Officer, reviews and takes action on the recommendation of the Chief Executive Officer as to the appropriate compensation of other officers and key personnel and approves the grants of bonuses to officers and key personnel.

Independent Consultant

In 2006, the company engaged  L. R. Webber Associates to provide the corporation with an annual salary and benefits survey.  The survey was utilized to review the current salary ranges.  The firm was chosen because it conducts surveys within our market area.

Internal Revenue Code Limits on the Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the Chief Executive Officer or any of the four other highest paid executive officers, excluding performance-based compensation.  The named executive officers’ compensation programs are designed as not to exceed this limit.

CHANGE OF CONTROL AGREEMENTS

Change of Control Agreements

The corporation has entered into change of control agreements with certain executives.  The agreements are intended to attract and retain executives.

In 2002, the corporation and the bank entered into a Change of Control Agreement with Jeff B. Shank, President and Chief Executive Officer of the corporation and of the bank.  The agreement provides certain benefits to Mr. Shank in the event of a change of control, as more fully described below.

In the event that the corporation and the bank undergo a change of control, as defined in the agreement, Mr. Shank’s agreement provides that it shall automatically become an employment agreement, binding on any acquirer of the corporation and the bank.  Once triggered by a change of control, the agreement has a 3-year term from the date of the change of control and provides for an automatic renewal for an additional 12-month period annually, unless terminated as provided in the agreement.  The agreement provides that Mr. Shank continue his duties as President and Chief Executive Officer of the corporation and of the bank and remain a member of the respective Boards of Directors.  The agreement restricts Mr. Shank’s ability to gain other employment during the term of the agreement.

The agreement provides that, immediately following the change of control, Mr. Shank is entitled to an annual direct salary of at least the median salary for peer group financial institutions, as set forth in L.R. Webber Associates, Inc. Annual Salary Survey for the calendar year immediately preceding the change of control.  In no event, shall Mr. Shank’s salary, pursuant to the agreement, be less than his actual salary for the calendar year during which the change of control occurred.  Mr. Shank’s annual direct salary after the change of control is subject to annual review, but, in no event, may the salary be reduced below the initial direct salary level set forth in the agreement.  The agreement also provides that Mr. Shank is eligible to receive periodic bonuses at the discretion of the respective Boards of Directors of the corporation and of the bank, all in accordance with the bonus programs in place immediately prior to the change of control.  The agreement also provides that Mr. Shank is entitled to director’s fees and certain fringe benefits, vacation, reimbursement of business expenses and perquisites.

If, following a change of control, Mr. Shank is discharged or resigns for good reason, as defined in the agreement, he is entitled to a lump sum payment equal to 2.99 times his base amount, as defined in the agreement, plus certain benefits.

McDowell, Klink and Kunkle Change of Control Agreements

Tower Bancorp, Incorporated and The First National Bank of Greencastle entered into a Change of Control Agreement with John H. McDowell, Sr., Franklin T. Klink, III, and Donald G. Kunkle.  The agreements provide certain benefits to Messrs. McDowell, Klink and Kunkle in the event of a change of control, as more fully described below.

In the event that the corporation and the bank undergo a change of control, as defined in the agreements, the agreements provide that certain severance benefits will be paid to each officer. The benefits were granted in order to recognize their past and present service and to provide incentive for their continued valued service.  Each agreement continues until either party gives the other written notice of termination of employment with, or without cause.  The agreements are not intended to affect their employment status in the absence of a change of control.  In the event of a change of control, and the severance benefit is triggered, Messrs. McDowell, Klink and Kunkle will be entitled to receive payment of two times their current annual direct salary.  Payments will be made in 24 equal monthly installments.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Change in control agreements

The corporation has entered into change of control agreements with Messrs. Shank, Kunkle, McDowell, and Klink.

Pursuant to the respective Named Executive Officer’s agreement if Messrs Kunkle’s, McDowell’s, or Klink’s employment is terminated for reasons other than cause, death, or disability,  then Messrs. Kunkle or Klink will receive twenty-four (24) months of their monthly salary, respectively.

Pursuant to the terms of Mr. McDowell’s agreement, if his employment is terminated for reasons other than cause, death, or disability or if he terminates his employment for “good reason,” as defined in the agreement, then he shall receive two (2) times his base salary payable in twenty-four (24) monthly installments.

Pursuant to the terms of Mr. Shank’s agreement, upon a change of control, he receives an employment agreement for a three (3) year term upon the terms provided in the change of control which has been filed as an Exhibit 99.4 of the corporation’s 10-Q for the quarter ended September 30, 2002.  If his employment is terminated for reasons other than cause, death, or disability or if he terminates employment for “good reason,” as defined in the agreement, he will receive a lump sum payment equal to 2.99 times his base amount which is defined as the mean average of the total annual direct salary plus the mean average of the annual total bonuses paid to him during the three (3) calendar years immediately preceding the effective date of the change of control.

“Change of Control” is defined in the agreements as

(A) a merger, consolidation or division involving the corporation, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of the corporation, or (C) a purchase by the corporation of substantially all of the assets of another entity, unless after such merger, consolidation, division, sale, exchange, transfer, purchase or disposition a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of corporation;

or any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the corporation or bank or any “person” who on the date hereof is a director or officer of the corporation or bank is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the corporation or bank representing thirty five (35%) percent or more of the combined voting power of the corporation’s or bank’s then outstanding securities;

or during any period of one (1) year during the term of employment, individuals who at the beginning of such period constitute the Board of Directors of corporation or bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

Group Term Replacement Plans and Executive Bonus Agreements

The Named Executive Officers will also vest in the Group Term Replacement Plans upon a change of control as defined above.  Upon a termination following a change of control, the Named Executive Officers will be entitled to an annual bonus under and in an amount provided in the Executive Bonus Agreement. The Named Executive Officers will also vest in the Group Term Replacement Plans and Executive Bonus Agreements upon a termination due to disability.

Under the Group Term Replacement Plans and Executive Bonus Agreements, upon the death of the Named Executive Officer, the beneficiary shall receive the greatest of (1) the cash surrender value of the life insurance policy, (2) the aggregate premiums paid on the life insurance policy, or (3) the amount in excess of four times the base annual salary as defined in the agreement.  Upon a termination due to a disability, the Named Executive Officers will be entitled to an annual bonus under and in an amount provided in the Executive Bonus Agreement.

The Named Executive Officers participating in this plan are subject to a 3 year non-compete provision.

Supplemental Executive Retirement Plan

Mr. Shank participates in a supplemental employment retirement plan, whereby on retirement he will receive an annual benefit of $75,000 commencing on the first day of each month commencing with the month following his 65th birthday and continuing for 239 months.  If a change of control occurs, he will receive an annual benefit of $75,000 payable in annual equal monthly installments for 240 months.  If he dies, the beneficiary shall receive $75,000 annually commencing within 90 days of the Named Executive Officer’s death and continuing for 240 months.

As of December 31, 2006, if Mr. Shank voluntarily terminates his employment, he will receive an annual benefit of $8,898.   If his employment is terminated because of a disability, he will receive monthly benefit of $741.50 for 240 consecutive months.

Pursuant to the plan, Mr. Shank is subject to a two year non-compete provision.

Supplemental Insurance Plan

Messrs. Shank and McDowell participate in a Supplemental Insurance Plan which provides for specific fixed benefits upon retirement after age 65, total disability, and death.  The Supplemental Insurance Plan also allows such Named Executive Officers to defer income which earns interest at ten percent (10%) and which provides for payments upon retirement after age 65, total disability, and death in an amount equal to the amount deferred plus the accrued interest.

Disability Plan and Benefits

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed in the charts below, each Named Executive Officer will receive benefits under the corporation’s retirement plans, disability plan or payments under the corporation’s life insurance plan, as appropriate.

Upon any termination, the Named Executive Officer will receive a payment for his unused accrued vacation days.

Jeff B. Shank

The following table shows the potential payments upon termination or change of control of the corporation for Jeff B. Shank under his Supplemental Executive Retirement Plan, Change of Control Agreement, Supplemental Insurance Plan, Group Term Replacement Plan, and Executive Bonus Agreement.  The chart assumes the triggering events took place on December 31, 2006.

Agreement	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Termination resulting from a Change of Control	Disability	Death
Supplemental Executive Retirement Plan	$92,623	$92,623	$274,082	$92,623	0	$274,082	$92,623	$780,675
Change of Control Agreement	0	0	0	0	0	$480,639	0	0
Supplemental Insurance Plan:	$225,369	$225,369	$225,369	$225,369	$225,369	$225,369	$225,369	$225,369
Group Term Replacement Plan	0	0	0	0	0	0	0	$600,000
Executive Bonus Agreement	0	0	0	0	0	$105,181	$105,181	$105,181

Franklin T. Klink

The following table shows the potential payments upon termination or change of control of the corporation for Franklin T. Klink, III under his Change of Control Agreement, Group Term Replacement Plan, and Executive Bonus Agreement.  The chart assumes the triggering events took place on December 31, 2006.

Agreement	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Termination resulting from a Change of Control	Disability	Death
Change of Control Agreement	0	0	0	0	0	$111,927	0	0
Group Term Replacement Plan	0	0	0	0	0	0	0	$376,000
Executive Bonus Agreement	0	0	0	0	0	$1,853	$1,853	$1,853

John H. McDowell

The following table shows the potential payments upon termination or change of control of the corporation for John H. McDowell, Sr. under his Change of Control Agreement, Supplemental Insurance Plan, Group Term Replacement Plan, and Executive Bonus Agreement.  The chart assumes the triggering events took place on December 31, 2006.

Agreement	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Termination resulting from a Change of Control	Disability	Death
Change of Control Agreement	0	0	0	0	0	$135,591	0	0
Supplemental Insurance Plan:	$102,232	$102,232	$102,232	$102,232	$102,232	$102,232	$102,232	$102,232
Group Term Replacement Plan	$436,000	$436,000	$436,000	$436,000	0	$436,000	$436,000	$436,000
Executive Bonus Agreement	$4,611	$4,611	$4,611	$4,611	0	$4,611	$4,611	$4,611

COMPENSATION OF DIRECTORS

Directors Fees.  During 2006, directors received a quarterly retainer of $1,000 and the chairman of the board received a quarterly retainer of $1,750.  Directors also received $300 for each board meeting they attended.  Each director is permitted 4 absences each year, and will not receive the $300 meeting fee for any meeting missed in excess of 4 meetings per year.  Other than the supplemental insurance plan described below, there are no other special arrangements with any directors.

Supplemental Insurance Plan.  The bank maintains a Supplemental Insurance Plan for directors pursuant to which a director may elect to defer receipt of a portion of fees for Board meetings for at least 4 years or until he reaches age 65, whichever is later.  An amount equal to fees waived in addition to interest at an annual rate of 10% per year will be paid to each participating director or his designated beneficiary during a period of 10 years after the director reaches age 65.  Fees and interest paid by the bank will be recovered through insurance policies on the lives of participating directors.  Funds from the deferred fees of a participating director will be used to reimburse the bank for the costs of the premium for the insurance policies.  Messrs. Craig, Hicks and Pensinger are the only current directors participating in the Supplemental Insurance Plan.

Medical Insurance.  Two directors, Ms. Carbaugh and Mr. Johnston participated in the bank’s medical insurance plan.  The bank paid for two-thirds of their medical insurance premium. This element of compensation ceased effective September 30, 2006.

Nonqualified Option Plan for Outside Directors.  The corporation maintains a non-qualified stock option plan for outside directors.  In accordance with the plan, options are granted at the fair market value of the common stock on the date of grant.  All options granted under the plan vest and become exercisable one (1) year after the date of grant, provided, however, that in the event of death, retirement, disability or change in control of the corporation or its affiliates all options shall vest immediately.  Each option granted under the plan expires upon the earlier of (i) one hundred and twenty (120) months following the date of grant, or (ii) one (1) year following the date on which the outside director ceases to serve in such capacity for any reason other than removal for cause.

Director Summary Compensation Table

The table below summarizes the compensation paid by the corporation to non-employee directors for the fiscal year ended December 31, 2006.

(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)
Name	Fees Earned or Paid in Cash(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Comp	Change in Pension Value and Nonqualified Deferred Comp Earnings		All Other Compensation		Total ($)
Patricia A. Carbaugh	$6,065	—	—	—	1,596	(3)	2,681	(4)	$10,342
James H. Craig, Jr.	$13,000	—	6,655	—	—		—		$19,655
Lois E. Easton	$13,000	—	6,655	—	—		—		$19,655
Frederic M. Frederick	$13,000	—	6,655	—	—		—		$19,655
Mark E. Gayman	$13,000	—	6,655	—	—		—		$19,655
Kermit G. Hicks	$16,000	—	6,655	—	—		—		$22,655
Harry D. Johnston	$6,065	—	—	—	—		3,009	(4)	$9,074
Robert L. Pensinger	$12,400	—	6,655	—	—		—		$19,055
Terry L. Randall	$5,565	—	—	—	1,255	(3)	—		$6,820

(1)          The amounts for Ms. Carbaugh and Messrs. Johnston and Randall reflect only those fees they earned since joining the corporation’s board on June 1, 2006 following completion of the merger with FNB Financial Corp.

(2)          Reflects the dollar amount of recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) of stock options granted under the non-qualified stock option plan on January 11, 2006.  As of December 31, 2006, each director has the following number of options outstanding: Mr. Craig: 7,281, Ms. Easton: 7,281, Mr. Frederick: 2,132, Mr. Gayman: 2,132, Mr. Hicks: 6,567, and Mr. Pensinger: 7,281.

(3)          The amounts reflect the actuarial increase in the present value of the director’s benefits under the non-qualified Director Fee Continuation Plan.  The total reflects only the increase since June 1, 2006.

(4)          Represents the portion of medical insurance premiums paid for by the corporation from June 1, 2006 through December 31, 2006.

COMPENSATION COMMITTEE REPORT

1.               The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management; and

2.               Based upon the review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the corporation’s proxy statement.

Compensation Committee Members:

Kermit G. Hicks	Terry L. Randall
Frederic M. Frederick	Robert L. Pensinger

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Jeff B. Shank, President and Chief Executive Officer of the corporation, is a member of the Board of Directors.  During 2006, prior to the establishment of the Compensation Committee, Mr. Shank made recommendations to the Board of Directors regarding compensation for employees.  Mr. Shank now makes those recommendations to the Compensation Committee.  Mr. Shank does not participate in conducting his own review.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised of directors who meet the NASDAQ standards for independence. The Audit Committee operates under a written charter adopted by the Board of Directors, which was reviewed and revised in October, 2004 and is attached to this proxy statement as Appendix A.

The Audit Committee met with management periodically during the year to consider the adequacy of the corporation’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the corporation’s independent auditors and with appropriate corporation financial personnel and internal auditors. The Audit Committee also discussed with the corporation’s senior management and independent auditors the process used for certifications by the corporation’s chief executive officer and chief financial officer which are required for certain of the corporation’s filings with the Securities and Exchange Commission.

The Audit Committee met privately at its regular meeting with both the independent accountants and the internal auditors, as well as with the President, Executive Vice President and Treasurer, on a number of occasions, each of whom has unrestricted access to the Audit Committee.

The Audit Committee appointed Smith, Elliott Kearns & Company, LLC as the independent accountants for the corporation after reviewing the firm’s performance and independence from management.

Management has primary responsibility for the corporation’s financial statements and the overall reporting process, including the corporation’s system of internal controls.

The independent accountants audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the corporation in conformity with generally accepted accounting principles and discussed with the Audit Committee any issues they believe should be raised with the Audit Committee.

The Audit Committee reviewed with management and Smith Elliott Kearns & Company, LLC, the corporation’s independent accountants, the corporation’s audited financial statements prior to issuance. Management has represented, and Smith Elliott Kearns & Company, LLC has confirmed, to the Audit Committee, that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee received from and discussed with Smith Elliott Kearns & Company, LLC the written disclosure and the letter required by Independence Standards Board Standard No. 1. (Independence Discussions with Audit Committees) and has discussed Smith Elliott Kearns & Company, LLC’s independence with its representatives. These items relate to that firm’s independence from the corporation. The Audit Committee also discussed with Smith Elliott Kearns & Company, LLC matters required to be discussed by the Statement on Auditing Standards No. 61. (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. The Audit Committee monitored the accountant’s independence, reviewed audit and non-audit services performed by Smith Elliott Kearns & Company, LLC and discussed with the accountants their independence.

In reliance on these reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the corporation’s audited financial statements be included in the corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.  The Audit Committee and the Board have also recommended, subject to shareholder ratification, the selection of Smith Elliott Kearns & Company, LLC, as the corporation’s independent accountants for the year.

Aggregate fees billed to the corporation by Smith Elliott Kearns & Company, LLC for services rendered are presented below:

Year Ended December 31	2006	2005
Audit Fees	$81,575	$50,275
Audit Related Fees	11,265	29,902
Tax Fees	8,315	7,025
All Other Fees	0	$16,270

Audit Fees include fees billed for professional services rendered for the audit of annual financial statement and fees billed for the review of financial statements included in the corporation’s Forms 10-Q and 10-K or services that are normally provided by Smith Elliott Kearns & Company, LLC in connection with statutory and regulatory filings or engagements.

Audit Related Fees include fees billed for assurance and related services by Smith Elliott Kearns & Company, LLC that are reasonably related to the performance of the audit or review of the corporation’s financial statements and are not reported under the Audit Fees section of the table above. These include fees for services related to merger consulting and due diligence.

Tax Fees include fees billed for professional services rendered by Smith Elliott Kearns & Company, LLC for tax compliance, tax advice, tax planning.  These services include preparation of federal and state tax returns.

All Other Fees include fees billed for products and services provided by Smith Elliott Kearns & Company, LLC, other than the services reported under the Audit Fees, Audit Related Fees, or Tax Fees sections of the table above.  These include fees for services related to the bank’s employee benefit programs.

The Audit Committee has considered whether, and determined that, the provision of the non-audit services is compatible with maintaining Smith Elliott Kearns & Company’s independence.

Audit Committee

James H. Craig, Jr.	Lois E. Easton	Mark E. Gayman
Kermit G. Hicks	Robert L. Pensinger

CERTAIN TRANSACTIONS

With the exceptions noted below, there have been no material transactions between the corporation and the bank, nor any material transactions proposed, with any director or executive officer of the corporation and the bank, or any associate or any of the foregoing persons.  The corporation and the bank have had and intend to continue to have banking and financial transactions in the ordinary course of business with directors and executive officers of the corporation and the bank and their associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers.  Total loans outstanding from the bank at December 31, 2006, to the corporation’s and bank’s officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $3,904,000 or approximately 4.8% of total equity capital. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.

Prior to any business dealings with directors or executive officers, the board reviews and discusses any such transaction without the presence of the director or executive officer.

PRINCIPAL OFFICERS OF THE CORPORATION

The following table sets forth selected information, as of February 15, 2007, about the principal officers of the corporation, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors.

Name and Office Held	Held Since	Bank Employee Since		Number Of Shares Beneficially Owned	Age as of February 15, 2006

Kermit G. Hicks Chairman of the Board	1983		(1)	35,002	71
Jeff B. Shank President and Chief Executive Officer	1991	1976		28,302	51
John H. McDowell, Sr. Executive Vice President/Secretary	1986	1977		16,343	57
Donald G. Kunkle Vice President	1990	1987		16,502	57
Franklin T. Klink, III Vice President/Treasurer	2001	2001		4,787	51

(1)          Mr. Hicks is not an employee of the bank.

Each of the principal officers of the corporation has been employed as an officer or employee of the bank for more than 5 years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the corporation’s officers and directors, and persons who own more than 10% of the registered class of the corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the corporation with copies of all Section 16(a) forms they file.

The corporation believes that during the period January 1, 2006 through December 31, 2006, its officers and directors were in compliance with all filing requirements applicable to them, except that Mr. Kunkle filed two late Forms 4 relating to one transaction in 2004 and one transaction in 2005, Mr. McDowell filed two late Forms 4 relating to one transaction in 2004 and one transaction in 2005 and Mr. Shank filed two late Forms 4 relating to one transaction in 2004 and one transaction in 2005.

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

Unless instructed to the contrary, the proxyholders intend to vote all proxies for the ratification of the selection of Smith Elliott Kearns & Company, LLC as the corporation’s independent accountants for its 2007 fiscal year.  Smith Elliott Kearns & Company, LLC has advised the corporation that none of its members have any financial interest in the corporation.  Ratification of Smith Elliott Kearns & Company, LLC will require the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting.  Smith Elliott Kearns & Company, LLC served as the corporation’s independent public accountants for the 2006 fiscal year.  In addition to performing customary audit services, Smith Elliott Kearns & Company, LLC assisted the corporation and the bank with the preparation of their federal and state tax returns, and provided assistance in connection with regulatory matters, charging the corporation for such services at its customary hourly billing rates.  These non-audit services were approved by the Board of Directors prior to the rendering of such services after due consideration of the effect of the performance thereof on the independence of the accountants.  The corporation’s Board of Directors approved these services and reviewed the nature and expense associated with the services. The Board concluded that there was no effect on the independence of the accountants.

In the event that the shareholders do not ratify the selection of Smith Elliott Kearns & Company, LLC as the corporation’s independent accountants for the 2007 fiscal year, another accounting firm may be chosen to provide independent audit services for the 2007 fiscal year.  The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Smith Elliott Kearns & Company, LLC as the independent accountants for the corporation for the year ending December 31, 2007.

ANNUAL REPORT

The corporation encloses a copy of the corporation’s 10-K for its fiscal year ended December 31, 2006, with this proxy statement.  A representative of Smith Elliott Kearns & Company, LLC, the accounting firm that examined the financial statements in the annual report, will attend the annual meeting.  The representative of Smith Elliott Kearns & Company, LLC will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions presented by shareholders at the meeting.

SHAREHOLDER PROPOSALS

Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the corporation’s proxy statement for its 2008 Annual Meeting of Shareholders must deliver the proposal in writing to the President of Tower Bancorp, Inc. at the principal executive offices at Center Square, Greencastle, Pennsylvania, not later than Wednesday, November 14, 2007.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented for consideration other than the  matters described in this proxy statement, but if any matters are properly presented, the proxyholders intend to vote on such matters in accordance with the recommendations of the Board of Directors.

ADDITIONAL INFORMATION

Upon written request of any shareholder, a copy of the corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including the financial statements and the schedules thereto, required to be filed with the SEC, may be obtained, without charge, from Franklin T. Klink, III, Treasurer, Tower Bancorp, Inc., P.O. Box 8, Center Square, Greencastle, Pennsylvania 17225.

APPENDIX A

Board of Directors

Audit Committee Charter

Statement of Policy

A soundly conceived, effective Audit Committee is essential to the management, operation, and financial reporting process of The Company and its subsidiaries.  The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibilities to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company.   In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the Company.

ORGANIZATION

Members

There shall be a committee of the Board of Directors known as the Audit Committee.  This committee shall be composed of at least three (3) directors who are independent of the management of the Company and its subsidiaries and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member.

At the committee’s discretion, management of the Company or its subsidiaries may attend meetings of the Audit Committee, but this attendance should be in a non-voting capacity.

Committee membership standards will be maintained in accordance with applicable banking laws and regulations.

Meetings

The Audit Committee shall meet on a quarterly or four (4) times per year basis.   The Committee reserves the right to meet at other times as required and/or to meet without members of management, internal audit, or the independent accounting firm.

Minutes

Minutes shall be prepared for all meetings of the Audit Committee to document the committee’s discharge of its responsibilities.  The minutes shall provide an accurate record of the proceedings, and shall be read and approved at the next meeting of the Committee.

These Minutes of the Audit Committee actions shall be presented to the Board of Directors at its next regular or special meeting.

Authority

The authority for the Audit Committee is derived from the full Board of Directors of The Company

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the committee.   The Audit Committee may request any officer or employee of the Company or its subsidiaries or the Company’s outside counsel or independent auditor to attend a meeting of the committee or to meet with any members of, or consultants to, the committee.

Responsibilities

In fulfilling the stated role within the framework of the Audit Committee’s Statement of Policy, the primary, general responsibilities of the Audit Committee will be as follows:

•                  to provide for an effective and efficient internal audit program to serve all subsidiaries of the Company in an examining and advisory capacity

•                  to provide for effective external audits of all corporate subsidiaries by suitable independent accountants

•                  to assist the Board of Directors in fulfilling its fiduciary responsibilities for financial reporting and internal accounting and operations controls

•                  to act as an agent for the Board of Directors to help insure the independence of internal auditors and independent auditors, the integrity of management, and the adequacy of disclosures to stockholders.

Duties

Specific duties of the Audit Committee, within the noted general responsibilities, will include, but not be limited to the following items:

1.               Review and reassess the adequacy of this Charter annually and submit it to the Board of Directors for approval.

2.               Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

3.               Review an analysis prepared by the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

4.               Based on the review and discussion noted in numbers 2 and 3 above, recommend to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K.

5.               Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and consult such exposures.

6.               Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors, internal auditors or management.

7.               Recommend to the Board of Directors the appointment of an independent auditor, which firm is ultimately accountable to the Audit Committee and the Board of Directors.

8.               Approve the terms of the engagement with the independent auditor.

9.               Receive periodic reports from the independent auditor regarding the auditor’s independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board of Directors take appropriate action to insure the independence of the auditor.

10.         Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter.   Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

11.         Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board of Directors replace the independent auditor.

12.         Discuss with the independent auditor the matters required by the Statement on Auditing Standards Number 61 relating to the conduct of the audit.

13.         Prior to the audit, review the independent auditor’s planning and staffing for the audit.

14.         Supervise the internal audit program.  Upon review of the adequacy of the program, if determined necessary, direct changes to the scope of the internal audit program.

15.         Recommend to the Board of Directors the appointment or replacement of the internal audit manager and the internal auditors.

16.         Approve the internal audit responsibilities and the terms of engagement of the internal audit manager and internal auditors.

17.         Review the significant reports prepared by internal auditors and management’s responses, and discuss such reports with the internal auditors to insure that appropriate corrective action is being taken.

18.         Review with the Company’s legal counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.   This is the responsibility of management and the independent auditor.   Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s Code of Ethics.

APPENDIX B

TOWER BANCORP, INC.

COMPENSATION COMMITTEE CHARTER

DECEMBER 13, 2006

Purpose

The Compensation Committee is appointed by the Board of Directors of Tower Bancorp, Inc.  (collectively the “Company”) to discharge the Board’s responsibilities relating to compensation of the Company’s officers and highly compensated employees. The Committee has overall responsibility for evaluating and approving the officer compensation plans and policies and programs of the Company. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

Committee Membership

The Compensation Committee shall consist of no fewer than three members. The members of the Compensation Committee shall meet the independence requirements of the Nasdaq Stock Market.

The Board on the recommendation of the Executive Committee shall appoint the members of the Compensation Committee. Compensation Committee members may be replaced by the Board.

Committee Authority and Responsibilities

The Compensation Committee shall have the following authority and responsibility:

1.               Based upon corporate goals and objectives approved by the full Board of Directors, the Compensation Committee shall annually review and approve those corporate goals and objectives that are specifically relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation levels based on this evaluation. In determining the long-term incentive component of CEO compensation, the Compensation Committee should consider, among other factors, the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.   The Compensation Committee shall have the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of CEO or senior executive compensation and shall have sole authority to approve the consultant’s fees and other retention terms.  The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting, or other advisors.

2.               The Compensation Committee shall review and make recommendations to the Board from time to time regarding the Company’s compensation programs (including incentive and equity-based) and benefits programs for executive officers and other key employees of the Company.

3.               The Compensation Committee shall annually review, set, and report to the Board for the President, CEO, and COO; review and recommend to the full Board for the officers of the

Corporation (as defined by Section 16 and Rule 16a-1(f) of the Securities and Exchange Act of 1934); and review and recommend to the full Board for each highly compensated employee of the Company: (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) employment agreements, severance agreements, and change in control agreements/provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits.

4.               The Compensation Committee shall oversee the implementation of the Company’s stock and compensation plans of the Company as adopted by the Board, and amend or restate any such plan to the extent deemed appropriate for incorporating therein non-substantive points or substantive matters expressly mandated by law.

5.               The Compensation Committee shall review and discuss with management the Compensation Discussion and Analysis required by applicable SEC rules to be included in the Company’s Annual Report on Form 10-K and proxy statement and, based on this review and discussion, determine whether to recommend to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Form 10-K and proxy statement.

6.               The Compensation Committee shall annually review and participate in the development of the report of the Committee required to be included in the Company’s SEC filings.

7.               The Compensation Committee shall research, evaluate and recommend director compensation.

8.               The Compensation Committee shall perform such other duties and responsibilities as may be assigned to the Committee from time to time by the Board of Directors.

9.               The Compensation Committee may form and delegate authority to subcommittees when appropriate.

10.         The Compensation Committee shall make regular reports to the Board.

11.         The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

12.         The Compensation Committee shall annually review its own performance.

13.         The Compensation Committee shall annually review the Company’s progress in meeting diversity goals with respect to the employee population.

14.         In consultation with the Board and the CEO, either the Committee as a whole or a subcommittee thereof, shall, as part of its executive succession planning process, evaluate and nominate potential successors to the CEO. The Committee will also provide an annual report to the Board on the management succession process.

Tower Bancorp, Inc.

Revocable Proxy

Annual Meeting of Shareholders to be held on April 11, 2007

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby constitutes and appoints Michael J. Russo and Julie Tarquino and each or any of them, proxies of the undersigned, with full power of substitution and to act without the other, to vote all of the shares of Tower Bancorp, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the Rescue Hose Company Special Events Center, 407 South Washington Street, Greencastle, Pennsylvania 17225 on Wednesday, April 11, 2007, at 1:30 p.m., prevailing time, and at any adjournment or postponement thereof, as follows:

1.                                       Election of Four (4) Class B Directors to Serve for a Three-Year Term (except as marked to the contrary below):

Nominees
Jeff B. Shank	Frederic M. Frederick
Lois E. Easton	Terry L. Randall

☐ FOR	☐ WITHHOLD	☐ FOR ALL EXCEPT

Instruction:  To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name on the space provided below:

2.                                     Proposal to Ratify the Selection of Smith Elliott Kearns & Company, LLC, Certified Public Accountants, as the independent auditors for the corporation for the fiscal year ending December 31, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.                                     In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

This proxy, when properly signed, will be voted in the manner directed herein by the aforesaid shareholder(s). If no direction is made, this proxy will be voted FOR all nominees above and for Proposal 2.

You are cordially invited to join us for a luncheon prior to the Annual Meeting, beginning at 12:30 p.m.

Yes. I/we will join you for the luncheon and the Annual Meeting. ☐

Number attending	Dated:	, 2007

Signature of Shareholder

Signature of Shareholder

Number of Shares Held of Record on February 15, 2007: